Exhibit 99.1

Essential Properties Realty Trust, Inc. Announces Dividend for the Second Quarter 2018 and Third Quarter 2018

September 5, 2018

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a cash dividend of $0.224 per share of common stock. The dividend is comprised of $0.21 for the third quarter ending September 30, 2018 and $0.014 for the six days of the second quarter ended June 30, 2018 following the closing of the Company’s initial public offering. The dividend is payable on October 12, 2018 to stockholders of record as of the close of business on September 28, 2018. The portion of the dividend relating to the third quarter represents an annualized dividend of $0.84 per share.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2018, our portfolio consisted of 604 freestanding net lease properties with a weighted average lease term of 14.3 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the portfolio was 99.3% leased to 134 tenants operating in 15 distinct industries across 41 states.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.